Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated June 9, 2006 (except for Note 6 as to which the date is January 29, 2007), which is included, in this Registration Statement of Dreyfus Premier State Municipal Bond Fund-Connecticut Series.

ERNST & YOUNG LLP

New York, New York
February 2, 2007